Exhibit 99.1

Royal Gold Announces Completion of the

Mt. Milligan Gold Stream Acquisition

DENVER, COLORADO.  OCTOBER 20, 2010:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced the closing of the Mt. Milligan gold stream transaction with Thompson Creek Metals Company Inc. (“Thompson Creek”) (NYSE:TC;TSX:TCM), in which Royal Gold acquired the right to 25% of the payable gold from the copper-gold project. Total consideration for the transaction was $226.5 million, paid in conjunction with the closing of Thompson Creek’s acquisition of Terrane Metals Corp. (“Terrane”), and an additional $85.0 million to be paid over the construction period of the Mt. Milligan project.  In addition, Royal Gold will pay Thompson Creek a cash payment equal to the lesser of $400 or the prevailing market price for each payable ounce of gold until 550,000 ounces have been delivered to Royal Gold and the lesser of $450 or the prevailing market price for each additional ounce thereafter.

Tony Jensen, President and Chief Executive Officer of Royal Gold commented, “Mt. Milligan is expected to become another cornerstone asset for Royal Gold due to its long mine life, significant production profile, and substantial reserves.  The project is a great fit for our world class property portfolio and we look forward to our new relationship with Thompson Creek.”

The Mt. Milligan project is in the early stages of construction, and Thompson Creek estimates that production will commence in 2013.  According to Terrane’s Technical Report dated October 23, 2009, proven and probable reserves total 482 million tonnes (0.20% copper; 0.39 g/t gold), containing 2.1 billion pounds of copper and 6.0 million ounces of gold.  Terrane’s feasibility update study dated December 15, 2009, estimates that the reserves will support a mine life of approximately 22 years and that Mt. Milligan will produce approximately 262,000 ounces of gold annually during the first six years of operation and 195,000 ounces of gold per year over the life of the mine.  Mt. Milligan has received an Environmental Assessment Certificate and a Mines Act Permit from the Province of British Columbia and the Environmental Assessment approval from the Government of Canada.  Terrane has also secured long lead-time equipment and has entered into an engineering, procurement and construction management contract with an AMEC-Fluor joint venture.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests.  The Company owns royalties on 187 properties on six continents, including royalties on 34 producing mines and 23 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include Mt. Milligan is expected to become another cornerstone asset, Mt. Milligan’s long mine life, significant production profile, and substantial reserves, the operator’s estimated date for initial production, the estimated gold and copper reserves for the project, the reserve life of the project, the estimated average annual production over the first six years and the life of the mine. Like any royalty acquisition on a non-producing or not yet in development project, the Mt. Milligan project is subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation, timing and amount of royalty payments.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, the risks inherent in construction, development and ramp up of operations of a new mine at Mt. Milligan by an operator who has not previously operated gold mines, decisions and activities of the operator, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, operations in land subject to First Nations jurisdiction in Canada, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.